UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                        SCHEDULE 13G

        Under the Securities and Exchange Act of 1934
               (Amendment No. _____________)*

          Com/Tech Communication Technologies, Inc.
          -----------------------------------------
                      (Name of Issuer)

               Common Stock, $.0001 par value
               -------------------------------
               (Title of Class of Securities)

                          199775107
                       --------------
                       (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


CUSIP No. 199775107
---------------------------------------------------------


(1)  Names of Reporting Persons.  S.S. or I.R.S.
     Identification Nos. of Above Persons

          Nancy Silver
---------------------------------------------------------

(2)  Check the Appropriate Box if a Member
     of a Group*                               (a)   /  /
                                               (b)   /  /
---------------------------------------------------------


(3)  SEC Use Only
---------------------------------------------------------



(4)  Citizenship or Place of Organization

     New York
---------------------------------------------------------



Number of Shares     (5) Sole Voting
     Beneficially           Power             200,000
     Owned by Each   -----------------------------------
     Reporting       (6) Shared Voting
     Person With            Power             None
                     -----------------------------------
                     (7) Shared Dispositive
                            Power             200,000
                     -----------------------------------
                     (8) Shared Dispositive
                            Power             None

---------------------------------------------------------
(9)  Aggregate Amount Beneficially Owned by Each Reporting
     Person

     200,000
---------------------------------------------------------

(10) Check Box if the Aggregate Amount in Row (9) Excludes
     Certain Shares*                                 /  /

---------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9)

     5.4%
---------------------------------------------------------

(12) Type of Reporting Person*

     IN
---------------------------------------------------------

             *SEE INSTRUCTION BEFORE FILLING OUT

Item 1.

(a)  NAME OF ISSUER:     Com/Tech Communication
                         Technologies, Inc.

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     770 Lexington Avenue, New York, NY  10021


Item 2.

(a) - (c) NAME OF PERSON FILING; ADDRESS OF RESIDENCE; AND
          CITIZENSHIP:  This statement is filed on behalf of
          Nancy Silver, a natural person residing at 21
          Greenfield, Bronxville, NY  10708

2(d)      TITLE OF CLASS OF SECURITIES:  Common Stock

2(e)      CUSIP NUMBER:  199775107


Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-
          1(b), OR 13-2(b), CHECK WHETHER THE PERSON FILING
          IS A:

(a) ( ) Broker or Dealer registered under section 15 of the Act

(b)  (  ) Bank as defined in section 3(a)(6) of the Act

(c) ( ) Insurance Company as defined in section 3(a)(19) of the Act

(d) ( ) Investment Company registered under section 8 of the Investment Company Act

(e) ( ) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee
          Retirement Income Security Act of 1974 or
          Endowment Fund

(g)  (  ) Parent Holding Company, in accordance with Section
          240.13d-1(b)(ii)(G)

(h)  (  ) Group, in accordance with Section 240.13d-
          1(b)(ii)(H)


Item 4.   OWNERSHIP:

(a)  AMOUNT BENEFICIALLY OWNED:  200,000 shares of Common
     Stock.

(b)  PERCENT OF CLASS:   5.4%

(c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     (i)   sole power to vote or to direct the vote:
           200,000

     (ii)  shared power to vote or to direct the vote:  0

     (iii) sole power to dispose or to direct the
           disposition of:  200,000

     (iv)  shared power to dispose or to direct the
           disposition of:  0

Item 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ______.


Item 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
           ANOTHER PERSON:

           Not Applicable.


Item 7.    IDENTIFICATION AND CLASSIFICATION OF THE
           SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
           REPORTED ON BY THE PARENT HOLDING COMPANY:

           Not Applicable.


Item 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
           THE GROUP:

           Not Applicable.


Item 9.    NOTICES OF DISSOLUTION OF GROUP:

           Not Applicable.


Item 10.   CERTIFICATION:

           Not Applicable.


                          SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 12, 1997

                         Nancy Silver
                         ------------------------
                         Nancy Silver